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Report of Independent Auditors

The Board of Directors and Shareholders
EquiTrust Money Market Fund, Inc.

In planning and performing our audit of the financial statements of EquiTrust Money Market Fund, Inc. for the year ended July 31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of EquiTrust Money Market Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess theexpected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformitywith accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition,use, or disposition.

Because of inherent limitations in internal control, error or fraud may occurand not be detected. Also, projection of any evaluation of internal control tofuture periods is subject to the risk that it may become inadequate because ofchanges in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standardsestablished by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or moreof the internal control components does not reduce to a relatively low level therisk that misstatements caused by error or fraud in amounts that would bematerial in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of July 31, 2003.

This report is intended solely for the information and use of management andthe Board of Directors of EquiTrust Money Market Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP

September 26, 2003